Exhibit 10.19

SEPARATION AGREEMENT

This Agreement is between Ikaria Holdings, Inc. and its subsidiaries (referred to in this Agreement as “Ikaria”) and Elizabeth A. Larkin of                                                                                               (referred to in this Agreement as “Ms. Larkin”).

1.             Background.  Ikaria and Ms. Larkin are party to an Amended and Restated Employment Agreement dated as of June 1, 2009 (the “Employment Agreement”).  Ms. Larkin’s employment with Ikaria was terminated other than for cause on March 15, 2010 (the “Separation Date”).  Both Ms. Larkin and Ikaria desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement.

2.             Transition Period.

a.             Transition Period.  Ms. Larkin and Ikaria agree that until April 19, 2010, Ms. Larkin will continue to receive the compensation set forth in Section 3 of the Employment Agreement as if her employment continued through that date.  During the period between the date on which this Agreement is signed by both parties and April 19, 2010, Ms. Larkin shall remain available at reasonable times to answer such questions as Ikaria may have regarding matters within her area of responsibility and to perform such transition activities as Ikaria may reasonably request.  Ikaria and Ms. Larkin agree and confirm that notwithstanding any term, condition, or provision of the Employment Agreement, Ikaria has not terminated Ms. Larkin “for Cause” (as that term is defined in the Employment Agreement), nor has Ms. Larkin terminated her employment with Ikaria “for Good Reason” (as that term is defined in the Employment Agreement).

b.             Communication.  Ikaria agrees to distribute to Ikaria’s employees the internal communication attached hereto as Exhibit A regarding Ms. Larkin’s separation from Ikaria, and intends that any communication at the time of announcing a successor and that any external communication will be consistent with the Exhibit A.

3.             Agreed Payment and Additional Payment; No Other Payments.

a.             Agreed Payment.  In consideration of (i) the execution of this Agreement, (ii) this Agreement becoming effective (see paragraph 18), (iii) Ms. Larkin honoring all of the terms of this Agreement, and (iv) Ms. Larkin providing the transition services described in paragraph 2(a) of this Agreement and the services described in the Professional Services Agreement between Ms. Larkin and Ikaria, dated as of March 16, 2010 (the “PSA”), Ikaria will pay Ms. Larkin $412,500 less (A) applicable federal, state, and local taxes and other applicable payroll deductions and withholdings, such amount to be paid in twelve (12) monthly installments commencing on the forty-fifth (45th) day after the Separation Date, provided the Agreed Payment will not be required to be commenced until this Agreement has become effective (see paragraph 18) (the “Agreed Payment”).  Any amounts owed to Ikaria by Ms. Larkin, and any amounts incurred by Ms. Larkin which are unauthorized under Ikaria policies (including, without limitation, any amounts or debts incurred on any company credit or charge card) shall be deducted from the first such payment and succeeding payments to the extent necessary.

b.             Additional Payment.  In consideration of (i) the execution of this Agreement (ii) this Agreement becoming effective (see paragraph 18) and (iii) Ms. Larkin honoring all of the terms of this Agreement, Ikaria will pay Ms. Larkin an additional $337,500, less (A) applicable federal, state, and local taxes and other applicable payroll deductions and withholdings and (B) any amounts owed to Ikaria by Ms. Larkin, and any amounts incurred by Ms. Larkin which are unauthorized under Ikaria policies (including, without limitation, any amounts or debts incurred on any company credit or charge card) (the “Additional Payment”).  It is understood and acknowledged that the Additional Payment represents the amounts described in Sections 5(a)(A), (B), (D) and (E) of the Employment Agreement and a supplemental payment of $243,978.68.  The Additional Payment will be paid on the forty-fifth (45th) day after the Separation Date, provided that the Additional Payment will not be required to be made until this Agreement has become effective (see paragraph 18).

c.             No Other Payments.  Ms. Larkin acknowledges and agrees that the Agreed Payment shall be in satisfaction of, and not in addition to, any payments, benefits, or other cash or non-cash remuneration of any kind to which Ms. Larkin may have otherwise been entitled to under (i) the Employment Agreement (subject to the following sentence), (ii) the INO Therapeutics Long Term Incentive Plan dated as of June 6, 2002 (or any prior or subsequent versions or modifications thereof) and any grant certificates or awards issued thereunder, or (iii) any other agreement, plan, program, or practice of Ikaria.  Without limiting the generality of the foregoing, Ms. Larkin acknowledges and agrees that the Agreed Payment is in satisfaction of, and not in addition to, any payments or benefits that Ms. Larkin may otherwise have received under Section 5(a)(C) of the Employment Agreement.

d.             Stock Options.  Notwithstanding any other provision of this Agreement, Ms. Larkin shall receive the ten-year option granted by the Compensation Committee of the Board of Directors of Ikaria in December 2009 pursuant to the Company’s 2007 Stock Option Plan, as amended, to purchase 75,000 shares of non-voting common stock, par value $0.01 per share, of the Company (such shares, including any securities into which such shares are changed or for which such shares are exchanged, the “Common Stock”) at a per share exercise price equal to the fair value of the Common Stock (as determined by the Board) (the “December Option”).  The December Option shall be evidenced by the form of 2007 Stock Option Plan Stock Option Agreement and shall be subject to the terms and conditions thereof, including, without limitation, the vesting conditions set forth in the related Notice of Stock Option Grant substantially in the form of Exhibit B.  Pursuant to the terms of the 2007 Stock Option Plan, for so long as Ms. Larkin is providing services pursuant and in accordance with the PSA, she shall be considered not to have a termination or interruption of her “Continuous Service Status”(as defined in the 2007 Stock Option Plan); provided, however, that Ms. Larkin acknowledges that, to the extent that the December Option or the stock option granted to Ms. Larkin on April 18, 2007 in respect of 200,000 shares of Common Stock (the “April Option”) is exercised more than three (3) months after she ceases to be employed by Ikaria, the option shall cease to qualify as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986), to the extent it so qualified as of the date hereof.

e.             D&O Insurance; Indemnification.  Ikaria agrees to continue to cover Ms. Larkin under the directors and officers insurance policy(ies), if any, maintained by Ikaria for its officers and directors on terms comparable to the terms in effect from time to time for Ikaria’s other officers.  Any indemnification under its certificate of incorporation or by-laws that Ikaria provides to its other officers will similarly apply to Ms. Larkin.

4.             Acknowledgement.  Ms. Larkin (i) acknowledges that the Agreed Payment and the Additional Payment will not commence to be paid or provided unless she accepts this Agreement and this Agreement becomes effective (see paragraph 18) and (ii) acknowledges that the covenants contained in Section 6 of the Employment Agreement will continue in effect in accordance with their terms, with the Separation Date being the “Termination Date” for purposes of Section 6 of the Employment Agreement.

5.             Release.

a.             Ms. Larkin understands and agrees that her acceptance of this Agreement means that, except as stated in paragraph 8, she is forever waiving and giving up any and all claims, actions, causes of action, complaints, charges, demands and rights of whatever kind or nature in law, equity or otherwise, whether known or unknown (collectively “Claims”), she has or may have, individually or as a member of a class, that are based on any event or act or failure to act that occurred prior to her execution of this Agreement, and hereby releases and forever discharges Ikaria, its parent, subsidiaries, shareholders and related companies, and their respective directors, officers, employees, and agents from any and all such Claims.  Ms. Larkin understands that this release and waiver of Claims includes Claims relating to (a) her employment and the termination of her employment, (b) any Ikaria policy, practice, contract or agreement (including, without limitation, the Employment Agreement and the INO Therapeutics Long Term Incentive Plan dated as of June 6, 2002), (c) any tort or personal injury, (d) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation, (e) any laws governing employment discrimination including, but not limited to, the Age Discrimination in Employment Act (ADEA), Older Worker Benefits Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the New Jersey Law Against Discrimination and any state or local laws and any state or local laws, (f) any laws governing whistle blowing or retaliation, including but not limited to the Sarbanes-Oxley Act, (g) any laws or agreements that provide for punitive, exemplary or statutory damages, and (h) any laws or agreements that provide for payment of attorney fees, costs, or expenses.

b.             Subject to (i) the execution of this Agreement by Ms. Larkin, (ii) this Agreement becoming effective (see paragraph 18), (iii) Ms, Larkin honoring all of the terms of this Agreement, and (iv) Ms. Larkin providing the transition services described in paragraph 2(a) of this Agreement, Ikaria releases and waives any and all claims it may have against Ms. Larkin that are based on any act or failure to act by Ms. Larkin that occurred before this Agreement becomes effective (see paragraph 18), provided, however, that the foregoing release does not apply to claims relating to criminal conduct, willful misconduct, gross negligence, fraud or self-dealing.

6.             No Disparagement.  Ms. Larkin agrees not to make critical, negative, or disparaging remarks about Ikaria, its shareholders, its services, its directors, its employees or its agents to others.  Ikaria shall advise all of its officers, directors and human resources personnel not to make, during the term of their respective employment with Ikaria, critical, negative, or disparaging remarks about Ms. Larkin or her employment with or separation from Ikaria to others.  Ikaria agrees not to disclose any personal or private information about Ms. Larkin, except to the extent required by law or court order, or in connection with any claim, lawsuit, action or other proceeding involving Ikaria and Ms. Larkin.  Ms. Larkin agrees that any request for employment verification or other employment related information shall be directed to James Briggs, and she shall so advise any prospective employer or other person who may make such a request.

7.             Future Employment.  Ms. Larkin agrees that she is not now or hereafter entitled to employment or reemployment with Ikaria and she agrees not to knowingly seek such employment, on any basis or through an employment agency.  Ms. Larkin further agrees and acknowledges that should she apply for any position in contradiction of this paragraph, Ikaria may completely ignore such application and fail to consider it based on this paragraph.

8.             Claims Not Waived.  Ms. Larkin understands that this Agreement does not waive any claims that she may have (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute, (b) for benefits under any plan currently maintained by Ikaria that provides for retirement benefits, (c) under any law or any policy or plan currently maintained by Ikaria that provides health insurance continuation or conversion rights, (d) under the 2007 Stock Option Plan and related Notice of Stock Option Grants and Stock Option Agreements, (e) for indemnification under the Company’s certificate of incorporation, by-laws or coverage under any of the Company’s directors and officers insurance policies, (f) for indemnification under Section 5(h) of the Employment Agreement or (g) that by law cannot be released or waived.

9.             Government Cooperation.  Nothing in this Agreement prohibits Ms. Larkin from cooperating with any government agency.

10.           Prior Agreement(s).  Ms. Larkin agrees and understands that this Agreement does not supersede any obligation to which she was subject under a prior agreement while employed with Ikaria that addresses confidentiality, noncompetition, nonsolicitation, or ownership of intellectual or other proprietary property, nor does this Agreement reduce her obligations to comply with applicable laws relating to trade secrets, confidential information, or unfair competition (including, without limitation, any such obligations under the Employment Agreement or under the Secrecy Agreement between Ikaria and Ms. Larkin dated as of May 17, 1999).

11.           Confidentiality.  Ms. Larkin agrees that the existence and terms of this Agreement are not to be disclosed to anyone other than her attorney, tax advisor, or her immediate family, except as otherwise required by law, and that if disclosed to such persons, Ms. Larkin will advise them that they may not disclose the existence or terms of this Agreement to others.  Except for disclosure required pursuant to applicable laws or regulations, Ikaria agrees to hold in confidence the existence and terms of this Agreement.

12.           Nonadmission.  Ms. Larkin and Ikaria both acknowledge and agree that nothing in this Agreement is meant to suggest that Ikaria has violated any law or contract or that Ms. Larkin has any claim against Ikaria.

13.           Voluntary Agreement.  Ms. Larkin acknowledges and states that she has entered into this Agreement knowingly and voluntarily.

14.           Consulting An Attorney.  Ms. Larkin acknowledges that Ikaria has advised her that she may consult an attorney of her own choice about this Agreement and every matter that it covers before signing this Agreement, and has encouraged her to do so.

15.           Obligation to Pay Attorney Fees and Costs.  Ms. Larkin understands and agrees that if she violates the commitments she has made in this Agreement, Ikaria may seek to recover any payments and/or value of any benefits provided in this Agreement and that, except as provided in paragraph 16, she will be responsible for paying the actual attorney fees and costs incurred by Ikaria in enforcing this Agreement or in defending a claim released by paragraph 5.  Ikaria understands and agrees that if Ikaria violates the commitments it has made in this Agreement, Ms. Larkin may seek to recover damages from Ikaria and that it will be responsible for paying the actual attorney fees and costs incurred by Ms. Larkin in enforcing this Agreement or in defending a claim released by paragraph 5.

16.           Exception to Attorney Fees Obligation.  The obligation to pay Ikaria’s attorney fees and costs does not apply to an action by Ms. Larkin regarding the validity of this Agreement under the ADEA.

17.           Complete Agreement.  Ms. Larkin understands and agrees that this Agreement contains the entire agreement between Ms. Larkin and Ikaria relating to the termination of her employment, that this Agreement (except as provided in paragraph 10 of this Agreement) supersedes and displaces any prior agreements and discussions relating to such matters and that she may not rely on any such prior agreements or discussions, except that Sections 5(h), 6, 7 and 10 of the Employment Agreement are not superseded or displaced by virtue of this paragraph 17 or of this Agreement generally and shall continue in full force and effect in accordance with their terms.  Notwithstanding the foregoing, Ikaria and Ms. Larkin agree that, except as provided in paragraph 3(d) of this Agreement, the Notice of Stock Option Grant and the related Stock Option Agreement dated April 18, 2007, and the Stock Purchase Agreement between Ikaria and Ms. Larkin dated June 15, 2007 (and its related Joinder Agreement to Common Stockholders Agreement and Stock Certificate and Stock Power) are not superseded or displaced by virtue of this paragraph 17 or of this Agreement generally.

18.           Effective Date and Revocation.  This Agreement shall not be effective until seven days after Ms. Larkin signs this Agreement and returns it to Ikaria’s Senior Vice President, Human Resources, James Briggs care of Ikaria Holdings, Inc., 6 Route 173, Clinton, NJ 08809.  During that seven-day period, Ms. Larkin may revoke her acceptance of this Agreement by delivering to Mr. Briggs a written statement stating she wishes to revoke this Agreement and not be bound by it.  In the event of such revocation, this Agreement shall become null and void and have no further effect.

19.           Final and Binding Effect.  Ms. Larkin understands that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement she may be giving up legal rights.

20.           Future Cooperation.  Ms. Larkin agrees to cooperate with Ikaria in the future and to provide to Ikaria truthful information, testimony, or affidavits requested in connection with any matter that arose during her employment.  This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment Ms. Larkin may have at the time of request.  Ikaria agrees (a) pay Ms. Larkin $300 per hour for time spent providing such cooperation and (b) to reimburse Ms. Larkin for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by Ikaria.

21.           Return of Property.  Ms. Larkin acknowledges an obligation and agrees to return all Ikaria property, unless otherwise specified in this paragraph.  This includes all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, personal digital assistants, cellular telephones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of Ikaria.  In addition, Ms. Larkin agrees to provide any and all access codes or passwords necessary to gain access to any computer, program, or other equipment that belongs to Ikaria or is maintained by Ikaria or on Ikaria property.  Further, Ms. Larkin acknowledges an obligation and agrees not to destroy, delete or disable any Ikaria property, including items, files and materials on computers and laptops.

22.           Representations.  By signing this Agreement, Ms. Larkin represents that she has read this entire document and understands all of its terms.

23.           Twenty One (21) Day Consideration Period.  Ms. Larkin may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day she received it.  If this Agreement is not signed, dated, and returned to Ikaria’s Senior Vice President, Human Resources, James Briggs care of Ikaria Holdings, Inc., 6 Route 173, Clinton, NJ 08809 within twenty-two (22) days, the payments and benefits described in paragraph 3 will no longer be available.

ACCEPTED:		ACCEPTED:

Ikaria Holdings, Inc.

/s/ Elizabeth A. Larkin		/s/ James Briggs
Elizabeth A. Larkin		Senior Vice President
Human Resources
Date:	March 27, 2010

Date Agreement was originally given to Ms. Larkin:	March 26, 2010

EXHIBIT B

IKARIA HOLDINGS, INC.
2007 STOCK OPTION PLAN
NOTICE OF STOCK OPTION GRANT

Elizabeth A. Larkin (“Optionee”)

You have been granted an option (this “Option”) to purchase Common Stock of Ikaria Holdings, Inc. (the “Company”) as follows:

Board Approval Date:	December 31, 2009

Date of Grant (Later of Board Approval Date or Commencement of Employment/Consulting):	December 31, 2009

Exercise Price per Share:	$[ ]

Type of Shares:

Prior to an “Initial Public Offering” (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation as may be amended from time to time), this Option shall be exercisable for shares of Non-Voting Common Stock of the Company.  Upon and following an “Initial Public Offering” any unexercised portion of this Option shall automatically become exercisable instead for an equivalent number of shares of the Company’s Voting Common Stock without any further action on the part of the Company or Optionee.

Total Number of Shares Granted:	75,000

Total Exercise Price:	$[ ]

Type of Option:	Incentive Stock Option

Expiration Date:	December 30, 2019

Vesting Commencement Date:	December 31, 2009

Vesting/Exercise Schedule:

This Option shall vest and become exercisable as follows:  25% of the total number of shares that may be purchased pursuant to the Option shall be vested and become exercisable on each of the first four anniversaries of the Vesting Commencement Date for so long as the Optionee remains an employee of or consultant to the Company, such that the total number of shares shall be fully vested on the four-year anniversary of the Vesting Commencement Date.

Termination Period:

This Option may be exercised for ninety (90) days after termination of employment or consulting relationship except as set out in Section 5 of the Stock Option Agreement (but in no event later than the Expiration Date).  Optionee is responsible for keeping track of these exercise periods following termination for any reason of his or her service relationship with the Company.  The Company will not provide further notice of such periods.

Transferability:	This Option may not be transferred.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Ikaria Holdings, Inc. 2007 Stock Option Plan and the Stock Option Agreement, both of which are attached and made a part of this document.

In addition it is a condition precedent to the exercise of this Option that you sign and return to the Company a counterpart signature page indicating your agreement to be bound as a “Stockholder” by the Company’s Common Stockholders Agreement dated as of February 22, 2007, as may be amended from time to time.

In addition, you agree and acknowledge that your rights to any Shares underlying this Option will be earned only as you provide services to the Company over time, that the grant of this Option is not as consideration for services you rendered to the Company prior to your Vesting Commencement Date, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

IKARIA HOLDINGS, INC.

By:
Name: [ ]
Elizabeth A. Larkin	Title: [ ]